Exhibit 3.3

Form of OID Promissory Note

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (2) THE ISSUER OF SUCH SECURITIES RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY ACCEPTABLE TO THE ISSUER, THAT SUCH SECURITIES MAY BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

Issue Date: August 19th, 2022	Purchase Price: $ 20,000.00
Maturity Date: August 19th, 2023	Original Issue Discount: $10,000.00
Original Principal Amount: $20,000.00

OID PROMISSORY NOTE

Due August 19th, 2023

This OID Promissory Note is one of a series of duly authorized and validly issued OID Promissory Notes of Genesis Electronics Group, Inc., a Nevada corporation (the “Company”), having its principal place of business at 26 S Rio Grande St #2072, Salt Lake City, UT 84101, designated as its “August 2022 OID Promissory Notes” (this Note, the “Note”, and, collectively with the other Notes of such series, the “August 2022 Notes”).

FOR VALUE RECEIVED, the Company hereby promises to pay to the order of Synnestvedt Retirement Trust or its registered assigns or successors-in-interest (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal amount set forth above in lawful money of the United State of America on the earlier of (a) the date that is ten (10) days immediately following the Company’s receipt of $20,000 pursuant to its anticipated Offering Statement under Regulation A of the Securities and Exchange Commission promulgated under the Securities Act or (b) August 19th, 2023 (the “Maturity Date”), or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof.

This Note is being issued pursuant to that Securities Purchase Agreement dated August 19th, 2022, between the Company and the Holder (defined below) (the “Purchase Agreement”).

This Note is subject to the following additional provisions:

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1.              Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Exchange Agreement and (b) the following terms shall have the following meanings:

“Original Issue Date” means the date of the first issuance of this Note, regardless of any transfers of this Note and regardless of the number of instruments which may be issued to evidence this Note.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Market” means any of the following markets or exchanges on which the Common Stock (or any other common stock of any other Person that references the Trading Market for its common stock) is listed or quoted for trading on the date in question: the OTC Bulletin Board, The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE Arca, the NYSE American, or the OTCQX Marketplace, the OTCQB Marketplace, the OTC Pink Marketplace or any other tier operated by OTC Markets Group Inc. (or any successor to any of the foregoing).

2.	Interest and Payments.

2.01.	Interest. This Note shall not bear interest, unless in default.

2.02.       Default Interest. Upon the occurrence of any Event of Default, this Note shall accrue interest at the rate of 18% per annum, until all this Note, including accrued and unpaid interest, shall have been paid in full.

2.03.        Prepayment by the Company. The Company shall have the right to prepay this Note and any accrued interest, at any time prior to the Maturity Date.

3.	Conversion Rights.

3.01.        Conversion Right. The Holder shall have the right, at any time and from time to time (the “Vesting Date”), so long as there are amounts outstanding under this Note, to convert all or any portion of the then-outstanding and unpaid principal amount and interest under this Note into fully-paid and non-assessable shares of common stock of the Company, as such common stock exists on the date of this Note, or any shares of capital stock or other securities of the Company into which such common stock shall hereafter be changed or reclassified, into shares of Company common stock issuable pursuant to any qualified Regulation A Offering Statement of the Company during the term of the Offering (the “Reg A Conversion Right”).

3.02.        Conversion Price – Reg A Conversion Right. The number of shares to be issued pursuant to the Holder’s Reg A Conversion Right shall be determined by dividing the converted amount by the offering price (the “Reg A Conversion Price”) under the applicable Regulation A Offering Statement.

3.03.        Ownership Percentage Limitation. In no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (a) the number of shares of common stock beneficially owned by the Holder and its affiliates (other than shares of common stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Note or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (b) the number of shares of common stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the then outstanding shares of Company common stock.

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For purposes of the proviso set forth above, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (a) of such proviso, provided, however, that the limitations on conversion may be waived (up to 9.99%) by the Holder upon, at the election of the Holder, not less than sixty-one (61) days’ prior notice to the Company, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

The number of shares of common stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by either the Reg A Conversion Price, as the case may be, in the form attached hereto as Exhibit “A” (the “Notice of Conversion”), delivered to the Company or the Company’s transfer agent by the Holder; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Company or the Company’s transfer agent before 11:59 p.m., New York, New York, time on such conversion date (the “Conversion Date”). The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of (x) the principal amount of this Note to be converted in such conversion plus (y) at the Payee’s option, accrued and unpaid interest, if any, on such principal amount to the Conversion Date.

3.04.        Authorized and Reserved Shares. On the date of this Note, the Company does have sufficient authorized and unissued shares of common stock to accommodate the Reserved Amount (defined below). Subject to the immediately foregoing sentence, the Company covenants that, at all times until the Note is satisfied in full, the Company will reserve from its authorized and unissued common stock a sufficient number of shares (initially 10,000,000 shares, an assumed minimum conversion price of $0.0035 per share) (the “Reserved Amount”), free from pre-emptive rights, to provide for the issuance of shares underlying this Note.

The Company represents that upon issuance, the any and all shares issued upon conversion of this Note will be duly and validly issued, fully-paid and non-assessable. In addition, if the Company shall issue any securities or make any change to its capital structure which would change the number of shares into which this Note shall be convertible, the Company shall, at the same time, make proper provision so that, thereafter, there shall be a sufficient number of shares of common stock authorized and reserved, free from pre-emptive rights, for conversion of this Note.

3.05.        Public Information Failures. For so long as the Holder beneficially owns any of the shares of Company common stock issued upon conversion of this Note, the Company shall comply with the reporting requirements of the OTC Markets Pink disclosure standards; and the Company shall continue to be subject to the reporting requirements of the OTC Markets Pink disclosure requirements.

4.	Registration of Transfers and Exchanges.

4.01.        Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

4.02.        Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

4.03.        Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company’s note register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

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5.	Default.

5.01.        Events of Default. “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(a)        Any default in the payment of (1) the principal amount of any August 2022 OID Promissory Note or (2) interest, liquidated damages and other amounts owing to a Holder on any August 2022 OID Promissory Note, as and when the same shall become due and payable;

(b)        The Company shall materially fail to observe or perform any other covenant or agreement contained in the Purchase Agreement, which failure is not cured, if possible to cure, within the earlier to occur of (1) ten (10) days after notice of such failure sent by the Holder, or by any other Holder to the Company, and (2) 20 days after the Company has become or should have become aware of such failure;

(c)        Any representation or warranty made in this Note or the Purchase Agreement, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(d)        The common stock of the Company shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within 30 days;

(e)         If the Company (1) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties, (2) admit in writing its inability to pay its debts as they mature, (3) make a general assignment for the benefit of creditors, (4) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute of any other jurisdiction or foreign country, or (5) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (6) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing; and

(f)         If any order, judgment or decree shall be entered, without the application, approval or consent of the Company, by any court of competent jurisdiction, approving a petition seeking liquidation or reorganization of the Company, or appointing a receiver, trustee, custodian or liquidator of the Company, or of all or any substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of 60 days.

5.02.        Remedy Upon Event of Default. Upon the occurrence of any Event of Default, the entire unpaid principal amount of this Note shall become immediately due and payable. In connection with such acceleration, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately, and without expiration of any grace period, enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of this Note until such time, if any, as the Holder receives full payment. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

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6.	Miscellaneous.

6.01         Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by the Holder in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Company under this Note for payments which under the applicable law are in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the "Maximum Rate"), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums which under the applicable law in the nature of interest that the Company may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by applicable law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the Issue Date, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to this Note from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to the Holder with respect to indebtedness evidenced by this the Note, such excess shall be applied by the Holder to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at the Holder’s election.

6.02.	Time of Essence. Time is of the essence under this Note.

6.03.        Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by reputable air courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, e-mail or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (x) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (y) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be as follows:

If to the Company:	Genesis Electronics Group, Inc.
Attention: Braden Jones
26 S Rio Grande St #2072,
Salt Lake City, UT 84101
E-Mail: braden@genesis-electronics.com

If to Investor:	Synnestvedt Retirement Trust.
Attention: Benjamin C Oates
655 N 900 E
Pleasant Grove, UT 84062
Email: ben@synnestvedt.us

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6.04.        Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and accrued interest, as applicable, on, this Note at the time, place and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note ranks pari passu with all other August 2022 OID Promissory Notes now or hereafter issued under the terms set forth herein.

6.05.        Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of, or in substitution for, a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

6.06.        Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.

6.07.        Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing.

6.08.        Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

6.10.        Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and the Purchase Agreement at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

6.11.        Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

Genesis Electronics Group, Inc.

By: /s/ Braden Jones
Braden Jones
CEO

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EXHIBIT A -- NOTICE OF CONVERSION

The undersigned hereby elects to convert $ principal amount of the Note (defined below) into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of Genesis Electronics Group, Inc., a Nevada corporation (the “Borrower”) according to the conditions of the convertible note of the Borrower dated as of August 19, 2022 (the “Note”), as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

[_] The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker: Account Number:

[_] The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

___________________

___________________

___________________

Attn: ___________________________

e-mail: __________________________

Date of Conversion:	$ _________________Number of
Applicable Conversion Price:
Shares of Common Stock to be Issued	__________________Amount of
Pursuant to Conversion of the Notes:
Under the Note after this conversion:	__________________

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